Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:

Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

GOLF GALAXY ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS

Net Income Up 29 percent to $7.0 million, or $0.61 per Diluted Share

Second Quarter Performance Summary
	Three Months Ended
($ in thousands, except per share amounts)	Aug. 26, 2006	Aug. 27, 2005
Net sales	$95,646	$69,635
Comparable store sales% increase[1]	0.8%	7.4%
Net income	$7,001	$5,447
Diluted EPS	$0.61	$0.59
Pro-Forma Diluted EPS[2]	NA	$0.49

1                      A new or relocated store is included in comparable store results after it has been in operation for 12 full fiscal months following the month of the store’s grand opening weekend, typically a store’s 13th full month of operations.

2                      Pro-forma results for the quarter ended Aug. 27, 2005 are presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of the quarter. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.

EDEN PRAIRIE, Minn. — (Sept. 19, 2006) — Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today announced its financial results for the second quarter ended Aug. 26, 2006.

Net sales for the second quarter of fiscal 2007 increased 37.4 percent to $95.6 million, compared with $69.6 million for the same period of the prior year. Comparable store sales increased 0.8 percent for the fiscal second quarter, compared to an increase of 7.4 percent for the second quarter of fiscal 2006. The current quarter marked the company’s fourteenth consecutive quarter of comparable store sales increases.

The company reported net income for the second quarter of $7.0 million, or 61 cents per diluted share, compared to net income of $5.4 million, or 59 cents per diluted share, for the second quarter of fiscal 2006. Giving effect to the conversion of preferred shares and the company’s initial public offering as of the beginning of fiscal 2006, the company’s pro-forma diluted earnings per share for the second quarter of fiscal 2006 would have been 49 cents. A reconciliation of pro-forma net income and earnings per share is provided in a table that follows.

“Thanks to outstanding execution by our employees, we produced solid earnings performance this quarter despite a more cautious consumer environment,” said Randy Zanatta, Golf Galaxy’s president and chief executive officer.  “Our improvement in gross margins, effective inventory management and diligent expense control demonstrates the depth of our management teams and the strength of our operating model. We are pleased to see a strengthening of our sales trend which began in mid-August and has continued into September.”

Net sales for the six months ended Aug. 26, 2006 increased 39.0 percent to $178.2 million, compared with $128.2 million in the 2006 fiscal period. Golf Galaxy reported net income of $9.6 million, or 83 cents per diluted share for the six months ended Aug. 26, 2006, compared with net income of $7.1 million, or 83 cents per diluted share, for the six months ended Aug. 27, 2005.  Pro-forma diluted earnings per share were 64 cents for the six months of fiscal 2006. Comparable store sales increased 0.9 percent in the first six months of fiscal 2007, compared to an increase of 8.8 percent in the same period of fiscal 2006.

Company Outlook

The company said that for the third quarter ending Nov. 25, 2006:

•                  Net sales are currently expected to be $45 million to $50 million, an increase of 42 percent to 57 percent over the third quarter of fiscal 2006;

•                  Comparable store sales are currently expected to increase in the mid single digits; and

•                  The company currently expects a net loss of $2.7 million to $2.3 million, or 25 cents to 21 cents per diluted share (assuming 11.0 million weighted average shares outstanding). The company typically reports a net loss in its third quarter as a result of the seasonality of its business.

The company said that for the fiscal year ending March 3, 2007, a 53-week period:

•                  Net sales are currently expected to be $285 million to $295 million, compared with its prior estimate of $292 million to $300 million; and

•                  Comparable store sales are now estimated to increase 2 percent to 4 percent, compared with the prior estimate of 3 percent to 5 percent; and

•                  The company reaffirmed its previous guidance of net income for fiscal 2007 of $6.8 million to $7.3 million, or 60 cents to 64 cents per diluted share (assuming 11.4 million weighted average shares outstanding).  Golf Galaxy’s guidance on net income for fiscal 2007 includes estimated expenses of approximately $900,000, or 8 cents per diluted share, from the expensing of stock options.

Conference Call and Webcast

Golf Galaxy will hold its second quarter earnings conference call at 10 a.m. CDT today, Sept. 19, 2006. Interested parties may listen to the call by dialing 866-383-8119 or international 617-597-5344 (passcode: 61547201). A live webcast will also be available on www.GolfGalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Sept. 26.  The replay number is 888-286-8010 or international 617-801-6888 (passcode: 14888743). The webcast will be archived on www.GolfGalaxy.com for approximately one year.

About Golf Galaxy

Golf Galaxy, Inc., based in Eden Prairie, Minn., is a multi-channel golf specialty retailer. The company currently operates 61 stores in 24 states, ecommerce websites and catalog operations. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, a leading brand for golf club components, clubmaking tools and technical information, is a wholly owned subsidiary of Golf Galaxy.  For more information, visit www.GolfGalaxy.com and www.GolfWorks.com.

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; loss of key management; and the company’s ability to successfully integrate acquired companies, including The GolfWorks. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on May 3, 2006. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	Aug. 26, 2006	Aug. 27, 2005	Aug. 26, 2006	Aug. 27, 2005
Net sales	$95,646	$69,635	$178,163	$128,205
Cost of sales	64,322	47,565	120,541	87,907
Gross profit	31,324	22,070	57,622	40,298
Operating expenses:
Retail operating	14,895	10,773	30,712	21,705
General and administrative	4,457	2,155	8,939	5,257
Preopening	126	40	1,774	1,350
Income from operations	11,846	9,102	16,197	11,986
Interest income, net	75	100	83	115
Income before income taxes	11,921	9,202	16,280	12,101
Income tax expense	(4,920)	(3,755)	(6,707)	(4,961)
Net income	7,001	5,447	9,573	7,140
Less preferred stock dividends	—	(723)	—	(1,721)
Net income applicable to common shareholders	$7,001	$4,724	$9,573	$5,419
Net income per share:
Basic	$0.64	$0.98	$0.87	$1.62
Diluted	$0.61	$0.59	$0.83	$0.83
Weighted average number of shares outstanding:
Basic	10,999,356	4,801,458	10,945,096	3,342,714
Diluted	11,432,419	9,211,662	11,487,024	8,634,726

GOLF GALAXY, INC.

CONDENSED BALANCE SHEETS

(In Thousands)

	Aug. 26, 2006 Unaudited	Aug. 27, 2005 Unaudited	Feb. 25, 2006(1)
Assets
Current Assets:
Cash and cash equivalents	$9,850	$26,387	$11,075
Accounts receivable, net	9,794	8,118	4,523
Inventories, net	55,141	36,694	45,278
Other current assets	3,729	3,967	5,196
	78,514	75,166	66,072

Property and equipment, net	39,813	23,434	35,218
Goodwill & intangible assets, net	9,512	—	—
Deferred tax assets & other	5,292	2,562	5,257

Total assets	$133,131	$101,162	$106,547

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,582	$21,984	$23,224
Accrued liabilities	16,801	12,183	16,453
Total current liabilities	44,383	34,167	39,677

Deferred rent credits and other	16,824	10,664	12,177
Redeemable convertible preferred stock, including accumulated preferred stock dividends	—	—	—
Stockholders’ Equity	71,924	56,331	54,693

Total Liabilities and Stockholders’ Equity	$133,131	$101,162	$106,547

(1)                The Balance Sheet as of February 25, 2006 has been condensed from the audited financial statements.

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED

PRO-FORMA EARNINGS PER SHARE

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)	Six Months Ended (Unaudited)
	August 27, 2005	August 27, 2005
Pro-Forma Information(1)
Pro-forma net income applicable to common shareholders	$5,447	$7,140
Pro-forma net income per share:
Basic	$0.51	$0.67
Diluted	$0.49	$0.64
Pro-forma weighted average number of shares outstanding:
Basic	10,636,436	10,636,436
Diluted	11,211,662	11,134,726

Reconciliation of pro-forma information to GAAP
Net income applicable to common shareholders (GAAP)	$4,724	$5,419
Preferred Stock Dividends	723	1,721
Net income applicable to common shareholders (Pro-forma)	$5,447	$7,140
Basic
Weighted average number of shares outstanding (GAAP)	4,801,458	3,342,714
Conversion of preferred stock to common	3,834,978	4,793,722
Weighted average additional shares issued in IPO	2,000,000	2,500,000
Weighted average number of shares outstanding (Pro-forma)	10,636,436	10,636,436
Diluted
Weighted average number of shares outstanding (GAAP)	9,211,662	8,634,726
Weighted average additional shares issued in IPO	2,000,000	2,500,000
Weighted average number of shares outstanding (Pro-forma)	11,211,662	11,134,726

(1)                Pro-forma results for the three and six-month periods ended Aug. 27, 2005 are presented as if the company’s initial public offering and the conversion of preferred stock into shares of common stock had occurred immediately prior to the beginning of fiscal 2006. Pro-forma results are not a measure of performance presented in accordance with GAAP and are intended to be a supplement, but not a substitute for net income or other financial data prepared in accordance with GAAP. The company believes the use of pro-forma results provides a consistent measure of profitability as well as important supplemental information due to the significant increase in common shares outstanding resulting from the company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock as of Aug. 3, 2005.